================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                             ----------------------

                Date of report (date of earliest event reported):

                                 MARCH 20, 2002


                           NORTHGATE INNOVATIONS, INC.
 -------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Delaware                     0-27828                  13-3779546
 --------------------------       -----------------       ----------------------
(State or Other Jurisdiction         (Commission             (I.R.S. Employer
     of Incorporation)               File Number)         Identification Number)

                  16700 Gale Avenue, City of Industry CA 91745
 -------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (626) 923-6019
 -------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


 -------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

================================================================================

The following item is hereby amended as follows:

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)      Financial Statements of Business Acquired

                  Financial Statements of Lan Plus Corporation as of December 31, 2001

(b)      Pro Forma Financial Information.

                  Pro forma financial information as of December 31, 2001

(c)      Exhibits.

         Exhibit No.               Description
         -----------               -----------
            23.1         Consent of Singer Lewak Greenbaum & Goldstein LLP

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            NORTHGATE INNOVATIONS, INC.
                                                   (Registrant)


Date: May 20, 2002                          By:           /s/Grant Trexler
                                                  ------------------------------

                                            Name: Grant Trexler
                                            Its:  Chief Financial Officer

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders of Lan Plus Corporation
City of Industry, California

We have audited the accompanying balance sheets of Lan Plus Corporation as of December 31, 2001 and 2000 and the related statements of operations, cash flows and changes in stockholders' equity (deficit) for each of the three years ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lan Plus Corporation, at December 31, 2001, and the results of its operations and its cash flows for each of the three years ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
April 12, 2002

                                   LAN PLUS CORPORATION
                                      BALANCE SHEETS
                                      (In thousands)

                                                                               DECEMBER 31,
                                                                               ------------
                                     ASSETS (Note 4)                       2001           2000
                                                                         ---------      ---------
Current Assets:
Cash and cash equivalents (Note 1)                                       $  7,178       $  2,884
Certificate of deposits                                                       187            318
Certificates of deposits - restricted (Note 1)                                  -          1,076
Marketable securities (Notes 1, 3 and 12)                                   1,377          1,663
Accounts receivable, net of allowance for doubtful accounts of $254
 and $559 in 2001 and 2000  (Note 1)                                        9,475          4,378
Inventories, net (Note 1)                                                   3,944          2,624
Prepaid expenses and other current assets                                     182            397
Advances to Mcglen Internet Group, Inc. (Note 3)                              845              -
Deferred tax asset (Note 6)                                                   123            138
                                                                         ---------      ---------
                    Total current assets                                   23,311         13,478
                                                                         ---------      ---------
Equipment, net (Notes 1 and 2)                                                750            397
Other assets                                                                   30             38
                                                                         ---------      ---------
                                                                         $ 24,091       $ 13,913
                                                                         =========      =========
         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable (Note 3)                                                $ 10,048       $  4,373
Securities sold, not yet purchased (Note 1)                                   426            460
Accrued expenses (Note 1)                                                   1,076            367
Income taxes payable (Note 6)                                               1,053              -
Accrued royalties (Note 1)                                                  4,999          3,532
Dividends payable                                                             186             96
ESOP interest payable (Note 7)                                                278            814
                                                                         ---------      ---------
                    Total current liabilities                              18,066          9,642
                                                                         ---------      ---------

Note payable (Notes 5 and 12)                                               1,300          1,300
Guarantee of ESOP debt (Note 8)                                             7,963          8,580
                                                                         ---------      ---------
                    Total liabilities                                      27,329         19,522
                                                                         ---------      ---------
Commitments and contingencies (Note 10)
Stockholders' deficit (Notes 1, 7, and 8)
Preferred stock, no par value; 10,000 shares authorized,
  1,350 issued and outstanding (Note 8)                                       285            285
Common stock, no par value; authorized 10,000 shares,
  3,150 in 2001 and 2000, shares issued and outstanding                         -            545
Unrealized loss on marketable equity securities (Note 1)                     (496)        (1,020)
Retained earnings                                                           3,748          2,545
                                                                         ---------      ---------
                                                                            3,537          2,355
Less: Unearned ESOP shares (Note 8)                                        (6,775)        (7,964)
                                                                         ---------      ---------
                  Total stockholders' deficit                              (3,238)        (5,609)
                                                                         ---------      ---------
                                                                         $ 24,091       $ 13,913
                                                                         =========      =========

              See accompanying notes to the consolidated financial statements


                                        LAN PLUS CORPORATION
                                        STATEMENTS OF INCOME

                                (In thousands, except per share data)

                                                                           DECEMBER 31,
                                                                           ------------
                                                                 2001           2000           1999
                                                               ---------      ---------      ---------
NET SALES                                                      $ 73,883       $ 69,101       $ 87,158

COST OF SALES                                                    64,372         59,926         76,845
                                                               ---------      ---------      ---------

GROSS PROFIT                                                      9,511          9,175         10,313
                                                               ---------      ---------      ---------

OPERATING EXPENSES (INCLUDING ESOP CONTRIBUTIONS OF
   $525, $322 AND $1,423 IN 2001, 2000 AND 1999)                  7,773          8,100         10,176
                                                               ---------      ---------      ---------
OPERATING PROFIT                                                  1,738          1,075            137
                                                               ---------      ---------      ---------

OTHER INCOME (EXPENSE)

INTEREST EXPENSE (INCLUDING $502, $762 AND $73 RELATED TO
   ESOP DEBT IN 2001, 2000 AND 1999)                               (647)          (914)          (151)

INTEREST INCOME                                                     205           (177)           116

OTHER INCOME                                                        659           (535)           317
                                                               ---------      ---------      ---------

TOTAL OTHER                                                         217           (202)           282
                                                               ---------      ---------      ---------

INCOME BEFORE INCOME TAXES                                        1,955            873            419

PROVISION FOR INCOME TAXES                                          467            358            173
                                                               ---------      ---------      ---------

NET INCOME                                                     $  1,488       $    515       $    246
                                                               =========      =========      =========


BASIC NET INCOME PER SHARE                                     $   0.47       $   0.16       $   0.08
                                                               =========      =========      =========

DILUTED NET INCOME PER SHARE                                   $   0.42       $   0.15       $   0.07
                                                               =========      =========      =========
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
                             BASIC                                3,150          3,150          3,150
                                                               =========      =========      =========

                             DILUTED                              3,520          3,425          3,342
                                                               =========      =========      =========

                   See accompanying notes to the consolidated financial statements


                                             LAN PLUS CORPORATION
                            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                (IN THOUSANDS)


                                                                                   ACCUMULATED OTHER                      TOTAL
                                                                                     COMPREHENSIVE                     STOCKHOLDERS'
                                                 COMMON STOCK        PREFERRED STOCK    INCOME     UNEARNED    RETAINED  (DEFICIT)
                                               SHARES     AMOUNT     SHARES    AMOUNT    (LOSS)   ESOP SHARES  EARNINGS   EQUITY
                                             ---------  ---------  --------- ---------  ---------  ---------  ---------  ---------
Balance at January 1, 1999                        450        950          -         -         20          -      1,976      2,946
Stock  split                                    2,700       (285)     1,350  $    285                                           -
Unrealized loss on marketable securities                                                     (24)                             (24)
Acquisition of shares from principal
stockholder                                                                                        ($10,003)              (10,003)
Release of ESOP shares                                                                                1,423                 1,423
Net income                                                                                                         246        246
                                             ---------  ---------  --------- ---------  ---------  ---------  ---------  ---------
Balance at December 31, 1999                    3,150        665      1,350       285         (4)    (8,580)     2,222     (5,412)

Unrealized loss on marketable securities                                                  (1,016)                          (1,016)
Dividends declared on allocated ESOP shares                                                                       (192)      (192)
Release of ESOP shares                                                                                  616                   616
Decrease in fair value of released ESOP
shares, net of ta                                           (120)                                                            (120)
Net income                                                                                                         515        515
                                             ---------  ---------  --------- ---------  ---------  ---------  ---------  ---------
Balance at December 31, 2000                    3,150        545      1,350       285     (1,020)    (7,964)     2,545     (5,609)

Unrealized gain on marketable securities                                                     524                              524
Dividends declared on allocated ESOP shares                                                                       (285)      (285)
Release of ESOP shares                                                                                1,189                 1,189
Decrease in fair value of released ESOP
shares, net of tax                                          (545)                                                            (545)
Net income                                                                                                       1,488      1,488
                                             ---------  ---------  --------- ---------  ---------  ---------  ---------  ---------
Balance at December 31, 2001                    3,150   $      -      1,350  $    285   $   (496)  $ (6,775)  $  3,748   $ (3,238)
                                             =========  =========  ========= =========  =========  =========  =========  =========

                        See accompanying notes to the consolidated financial statements


                                        LAN PLUS CORPORATION
                                      STATEMENTS OF CASH FLOWS

                                           (In thousands)


                                                                                 DECEMBER 31,
                                                                                 ------------
                                                                      2001           2000           1999
                                                                    ---------      ---------      ---------
Cash flows from operating activities:
          Net income                                                $  1,488       $    515       $    246

          Adjustments to reconcile net income to net cash
          provided by operating activities:
          Depreciation and amortization                                  158             88             82
          Allowance for doubtful accounts                               (305)           221            (53)
          Release of shares to ESOP                                    1,189            616          1,423
          Deferred taxes                                                  15            192              7
          Inventory reserves                                              13             43            (25)
          Allowance for sales returns                                    186             40              -
          Decrease in fair value of released ESOP shares                (830)          (120)             -

          Changes in operating assets and liabilities:
          Accounts receivable                                         (4,792)        10,008          1,507
          Inventories                                                 (1,333)          (439)           235
          Prepaid expenses and other current assets                      216           (277)           (51)
          Other assets                                                     8             (2)             -
          Accounts payable                                             5,675         (5,261)        (2,652)
          Accrued expenses                                               523           (132)          (217)
          Income taxes payable                                         1,053           (324)          (860)
          Dividends payable                                              186            (96)             -
          ESOP interest payable                                         (536)           757             57
          Advances to Mcglen                                            (845)             -              -
          Accrued royalties                                            1,467           (878)         1,986
                                                                    ---------      ---------      ---------
          Total Adjustments                                            2,047          4,436          1,439
                                                                    ---------      ---------      ---------
Net cash provided by operating activities                              3,535          4,951          1,685
                                                                    ---------      ---------      ---------

Cash flows from investing activities:
          Purchases of equipment                                        (511)          (113)          (173)
          Marketable securities                                          776         (1,544)          (285)
          Certificates of deposit                                      1,207           (294)        (1,100)
          Notes receivable                                                 -              -              -
                                                                    ---------      ---------      ---------
Net cash provided by (used in) investing activities                    1,472         (1,951)        (1,558)
                                                                    ---------      ---------      ---------

Cash flows from financial activities:
          Borrowings under notes payable                                   -              -          1,300
          Dividends paid on preferred stock                              (96)             -              -
          Payments on notes payable                                        -              -           (171)
          Payment on ESOP debt                                          (617)        (1,423)             -
                                                                    ---------      ---------      ---------

          Net cash (used in) provided by financing activities           (713)        (1,423)         1,129
                                                                    ---------      ---------      ---------

          Net increase (decrease) in cash and cash equivalents         4,294          1,577          1,256

          Beginning of period                                          2,884          1,307             51
                                                                    ---------      ---------      ---------

          End of period                                             $  7,178       $  2,884       $  1,307
                                                                    =========      =========      =========

                  See accompanying notes to the consolidated financial statements.

                              LAN PLUS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

1.       DESCRIPTION OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  DESCRIPTION OF COMPANY

Lan Plus Corporation was incorporated in the State of California in 1991 and is a leading marketer of personal computers, or PC, and related products and services. Lan Plus manufactures, markets, and supports a broad line of desktop PCs, servers and workstations used by individuals, families, businesses, government agencies and educational institutions. Lan Plus also offers diversified products and services such as software, peripherals, Internet access services, support programs and general merchandise.

                  CASH EQUIVALENTS

All highly liquid debt instruments purchased with an original maturity of three months or less are considered cash equivalents.

                  RESTRICTED CERTIFICATES OF DEPOSIT

Certain of Lan Plus' certificates of deposit with a bank are held as collateral against letters of credit issued by the bank to one of Lan Plus' primary suppliers. The supplier provides a line of credit equal to double the aggregate amount of the restricted certificates of deposit.

                  REVENUE RECOGNITION

For sales of merchandise owned and warehoused by Lan Plus, Lan Plus recognizes revenue upon shipment of the merchandise. Lan Plus also sells merchandise from suppliers on a "drop-ship" basis. Lan Plus takes title to this merchandise from the time it is shipped by the supplier until the time it is received by the customer. Lan Plus recognizes the sale upon shipment of the merchandise to the customer by the supplier.

                  ACCOUNTING FOR SHIPPING AND HANDLING REVENUE, FEES AND COSTS

The Company classifies amounts billed for shipping and handling as revenue in accordance with EITF Issue 00-10 "Accounting for Shipping and Handling Fees and Costs." Shipping and handling fees and costs are included in cost of sales.

                  INVENTORIES

Lan Plus accounts for inventory under the average cost method. Inventory is carried at lower of cost or market realization. Lan Plus had reserves of $305,000 and $292,000 for lower of cost or market, and potential excess and obsolete inventory at December 31, 2001 and 2000, respectively.

                  MERCHANDISE RETURN AND WARRANTY POLICY

Computers manufactured by Lan Plus carry a one-year return policy. The majority of products used by Lan Plus in the production of computers are covered by the original manufacturers warranties, which are generally one to three years. Other products sold by Lan Plus are covered by the third-party manufacturers warranty. Lan Plus provides for allowances for estimated future returns and product warranty (included in accrued liabilities) at the time of shipment to the customer based on historical experience.

                  SOFTWARE DEVELOPMENT COSTS

In accordance with SOP 98-1 and EITF 00-2, internal and external costs incurred to develop internal-use computer software are expensed during the preliminary project stage. During the years ended December 31, 2001, 2000 and 1999, $52,000, $62,000, and $62,000 was expensed for software development costs, respectively.

                  EQUIPMENT

Equipment is stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are stated at cost and amortization is computed using the straight-line method over the shorter of the useful life of the asset or the term of the lease.

                  ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

Lan Plus accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In accordance with SFAS 121, Lan Plus reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. No impairment losses were recognized for the three years ended December 31, 2001.

                  ADVERTISING REVENUE AND COSTS

Advertising revenue is recognized upon receipt of income. Advertising costs are charged to expense as incurred. Net advertising income (expense) was $178,000, $235,000 and ($39,000) for the years ended December 31, 2001, 2000 and 1999, respectively.

                  INCOME TAXES

Lan Plus follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities, using the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that deferred tax assets will not be realized.

                  MARKETABLE SECURITIES

Lan Plus accounts for marketable securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. This standard requires Lan Plus to classify and account for investments in equity securities that have readily determinable fair values and all debt securities as follows: (1) debt securities that Lan Plus has the intent and the ability to hold to maturity are classified as held-to-maturity securities and are reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near-term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings; and (3) debt and equity securities not classified as held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

At December 31, 2001 and 2000, all of Lan Plus' trading securities were classified as available for sale. Cost and fair market value for available for-sale securities were as follows at December 31 (in thousands):

                                                                  2001     2000
                                                                  ----     ----
Cost                                                            $1,873   $2,683
Gross Unrealized Losses                                           (496)  (1,020)
                                                                -------  -------
Fair Value                                                      $1,377   $1,663
                                                                =======  =======


                  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of Lan Plus' financial instruments, consisting primarily of investments in stock, receivables, accounts payable and notes payable, approximates fair value due to the maturity of these financial instruments and the borrowing costs to Lan Plus.

                  STOCK-BASED COMPENSATION

Lan Plus has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires disclosure of the compensation cost for stock-based incentives granted after January 1, 1995 based on the fair value at grant date for awards. Lan Plus accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees."

                  OFF- BALANCE SHEET RISK

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which Lan Plus adopted effective in 2000. SFAS No. 133 requires Lan Plus to record all derivatives on the balance sheet at fair value.

                  SECURITIES SOLD, NOT YET PURCHASED.

Securities sold not yet purchased represent obligations of Lan Plus to make a future delivery of a specific security and, correspondingly create an obligation to purchase the security at prevailing market prices. As a result, short sales create the risk that Lan Plus' ultimate obligation to satisfy the delivery requirements may exceed the amount of liability recorded in the financial statements.

                  NET INCOME PER SHARE

Basic net income per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding during the reported periods. Diluted net income per share reflects the potential dilution that could occur if other commitments to issue common stock were exercised. Each share of ESOP preferred stock is convertible into one share of common stock. Allocated ESOP shares are considered dilutive for all periods presented.

                  CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject Lan Plus to a concentration of credit risk consist of accounts receivable from individuals and merchants, located in the United States. Lan Plus maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable and potential credit losses.

                  CONCENTRATION OF SUPPLIERS

Lan Plus is dependent upon key suppliers for merchandise. For the year ended December 31, 2001 one supplier accounted for approximately 10.2% of total purchases. For the years ended December 31, 2000 and 1999, two suppliers accounted for approximately 27.4%, and 12.2% of total purchases. Management believes other suppliers could provide similar merchandise on comparable terms. A change in suppliers, however, could cause a delay in fulfillment of customer orders and a possible loss of sales, which would adversely affect operating results.

Lan Plus has entered into nonexclusive licensing agreements with Microsoft Corporation for various operating system and application software, for which, Lan Plus pays Microsoft a royalty. Royalty expense was $3,448,000 , $3,728,000 and $8,465,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

                  PRODUCT LICENSES

>From time to time, Lan Plus receives notices from companies and individuals asserting exclusive patent, copyright, trademark or other intellectual property rights to technologies or marks that are important to the technology industry and/or Lan Plus' business. Lan Plus evaluates each claim relating to its products and, if appropriate, seeks a license to use the protected technology. The licensing agreements generally do not require the licensor to assist Lan Plus in duplicating its patented technology nor do these agreements protect Lan Plus from trade secret, copyright or other violations by Lan Plus or its suppliers in developing or selling these products. Liabilities are recorded when claims asserted are probable and such costs to Lan Plus can be estimated. No such costs have been recorded at December 31, 2001, 2000 or 1999.

                  SIGNIFICANT CUSTOMERS

Lan Plus has historically been dependent upon key customers for its sales. For the years ended December 31, 2001, 2000 and 1999, three customers accounted for approximately 66.5%, 58.4% and 73.7%, respectively, of total sales. At December 31, 2001, 2000 and 1999, $8.6 million, $2.4 million and $11.3 million, respectively, of accounts receivable related to these customers. The parent corporation of one of these companies announced plans for its closure in the first quarter of 2002. Management believes other customers could be located which would purchase merchandise on comparable terms. The loss of any one of these customers could cause a loss of sales that would adversely affect operating results.

In addition to the customers mentioned above, sales to Mcglen Internet Group, Inc., with whom the Company merged in March 2002, see Notes 2 and 12, were $8.9 million and $300,000 for the years ended December 31, 2001 and 2000, respectively. The Company also had an accounts receivable balance from Mcglen of $184,000 and $75,000, at December 31, 2001 and 2000, respectively.

                  COMPREHENSIVE INCOME

Lan Plus has adopted SFAS No. 130, Reporting Comprehensive Income. This statement established standards for the reporting of comprehensive income and its components. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. For the years ended December 31, 2001, 2000 and 1999, the difference between net income and comprehensive net income was unrealized losses on available-for-sale securities of $496,000, $1,020,000, and $24,000, respectively.

                  NEW ACCOUNTING PRONOUNCEMENTS

In April 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) 145 (SFAS 145), RESCISSION OF SFAS 4, 44, AND 64, AMENDMENT OF SFAS 13, AND TECHNICAL CORRECTIONS. SFAS 145 eliminates the requirement (in both FAS 4 and FAS 64) that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. However, an entity is not be prohibited from classifying such gains and losses as extraordinary items, so long as certain criteria are met. SFAS 145 also amends paragraph 14(a) of SFAS 13, ACCOUNTING FOR LEASES, to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transaction. The Company believes the adoption of this Statement will have no material impact on its financial statements.

In October 2001, the FASB issued SFAS 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. SFAS 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, is to be applied prospectively. The Company believes the adoption of this Statement will have no material impact on its financial statements.

In August 2001, the FASB issued SFAS 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company believes the adoption of this Statement will have no material impact on its financial statements.

In June 2001, the FASB finalized SFAS 141, BUSINESS COMBINATIONS and SFAS 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

The Company does not expect the adoption of SFAS 141 or SFAS 142 to have a material impact on the financial position, results of operations, or cash flows of the Company.

                  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.

2.       MERGER WITH MCGLEN INTERNET GROUP, INC.

In October 2000, Lan Plus entered into definitive merger agreement with Mcglen Internet Group, Inc. (Mcglen) whereby Lan Plus would acquire a majority of the outstanding common stock of Mcglen. Mcglen sells computers and computer related products, specialty technology, components and memory products through its business-to-business (B2B) storefront exchanges, Mcglen.com, and

AccessMicro.com. On March 20, 2002, the Company closed the merger with Mcglen. At the closing of the merger, Lan Plus shareholders received a number of shares such that they now own approximately 75% of the combined entity. In addition, just prior to the close of the merger, Mcglen instituted a 10:1 reverse stock split and changed its name to Northgate Innovations, Inc. Pursuant to the merger agreement, upon close of merger, Mcglen's accounts payable to, and advances from Lan Plus, in the amount of approximately $2.3 million was converted to common stock eliminating the debt; the stock was then retired to Treasury and cancelled. The Company will report combined operations with Mcglen beginning with its 10-Q for the period ended March 31, 2002.

Upon closing of the merger, Andy Teng, founder, Chairman and Chief Executive Officer of Lan Plus, became the Chief Executive Officer and Chairman of the Board of the combined company. Richard Shyu, previously President and Chief Operating Officer of Lan Plus, became President of the combined company. Both were added to the Board of Directors in March 2002. Grant Trexler, Mcglen's Chief Financial Officer, became Chief Financial Officer of the combined company. Two of Mcglen's founders, Mike Chen and Alex Chen, have assumed management positions within the new company.

3.       EQUIPMENT

Equipment consists of the following at December 31:

(In thousands)                                                   2001      2000
                                                                 ----      ----
Machinery and equipment                                        $  479    $  327
Software in progress                                              331
Leasehold Improvements                                            171       168
Vehicles                                                           71        71
Furniture and Fixtures                                             77        77
                                                               -------   -------
                                                                1,129       643
                          Less accumulated depreciation          (379)     (246)
                                                               -------   -------
                                                               $  750    $  397
                                                               =======   =======

Lan Plus leases its office/manufacturing facility under a non-cancelable operating lease with its Chairman and Chief Executive Officer that expires in May 2013. The lease provides for minimum annual rentals and escalations based on increases in real estate taxes and other operating expenses. Minimum annual operating lease commitments at December 31, 2001 are $344,000 through December 31, 2006 and $2,297,000 thereafter.

Rent expense was approximately $345,000, $344,000 and $346,000 for the years ended December 31, 2001, 2000, and 1999 respectively.

4.       LINE OF CREDIT

At December 31, 2001, Lan Plus had a $2,500,000 line of credit with a bank. The line of credit provides for borrowings secured by substantially all of Lan Plus' assets and is guaranteed by Lan Plus' majority shareholder. Borrowings under the line are advanced based upon 70% of eligible accounts receivable, as defined, less: any letters of credit issued on Lan Plus' behalf, and $500,000 holdback for potential chargebacks on credit card processing by Mcglen. The line of credit expired on March 31, 2002 and has been extended to May 31, 2002. Advances under the line bear interest at the bank's prime rate plus 0.5% (7.5% at December 31, 2001). The line contains certain covenants that require Lan Plus to maintain on a quarterly basis: a minimum level of tangible net worth (as defined), profitability for at least one quarter in three, a Current Ratio of at least 1.4:1, a Debt to Tangible Net Worth ratio of not more than 5.0 to 1.0, Working Capital of at least $2.5 million, and limits the capital expenditures Lan Plus can make in any one year to $750,000. Due to the accounting requirement for Lan Plus to record ESOP debt guarantee as a liability with a corresponding entry to Unearned ESOP Shares in Stockholders Equity in accordance with SOP 93-6, at December 31, 2001, Lan Plus was not in compliance with the debt to tangible net worth covenant. Lan Plus was also not in compliance with the Current Ratio covenant. However, there were no borrowings outstanding under this line at December 31, 2001. Management has entered into discussions with the lender to redefine the covenant to exclude ESOP debt and related entry to Stockholders Equity and extend the line of credit.

5.       NOTE PAYABLE

At December 31, 2001, Lan Plus had a $1,300,000 note payable to an individual. Interest on the note is payable monthly at 9% and the note is May 22, 2003.

6.       INCOME TAXES

The components of the income tax provision were as follows for the years ended December 31(in thousands):

                                               2001          2000          1999
                                               ----          ----          ----

         Current                               $452          $167          $167
         Deferred                                15           192             6
                                               ----          ----          ----
                                               $467          $359          $173
                                               ====          ====          ====

At December 31, 2000, 1999 and 1998, income tax expense differed from the amounts computed applying the federal statutory rate of 34% to pre-tax income as a result of (in thousands):

                                                                      2001      2000       1999
                                                                      ----      ----       ----

         Computed "expected" tax expense                           $   665   $   297     $   142
         (Decrease) increase in income taxes resulting from
         expenses (deductible) not deductible for tax purposes        (267)        9           5
         State and local income taxes, net of tax benefit               69        53          26
                                                                   --------  --------    --------
                                                                   $   467   $   359     $ 1,060
                                                                   ========  ========    ========

Under FAS 109, Accounting for Income Taxes, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Deferred taxes consist of the following at December 31(in thousands):

                                                              2001         2000
                                                              ----         ----
         Deferred tax assets:
              Allowance for inventory                    $     167    $     125
              Allowance for doubtful accounts                  109          240
              Allowance for sales returns                      110           30
              State taxes - current                             53           33
              Other                                             25           27
                                                         ----------   ----------
                  Total deferred tax assets                    464          455
                                                         ----------   ----------

         Deferred tax liabilities:
              ESOP deduction                                  (288)        (288)
                 Fixed assets                                  (25)           -
              State tax                                        (28)         (29)
                                                         ----------   ----------
                   Total deferred tax liabilities             (341)        (317)
                                                         ----------   ----------
                                                         $     123    $     138
                                                         ==========   ==========


7.       STOCKHOLDERS' EQUITY

                  STOCK SPLIT

In December 1999, Lan Plus effected a split of its Common Stock whereby each share then outstanding was split into seven shares of Common and three shares of Preferred Stock. All common shares and per share data have been retroactively adjusted to reflect the stock splits.

                  DIVIDENDS

In December 2001, 2000 and 1999, the Board of Directors of Lan Plus approved a dividend of $1.00 per share for all preferred shareholders. The dividends declared in December 2000 and 1999 were paid in September 2001 and 2000 and were used to service the ESOP debt. The 2001 dividend is unpaid at December 31, 2001.

                  401K PLAN

Lan Plus has a 401K plan that covers all full time employees who are not a covered by a collective bargaining agreement. Employees are eligible for the plan following one year of service. Lan Plus made matching contributions to participants equal to 50% of the first 6% of the employee's contribution through June 2001. Expenses relating to Lan Plus' 401K plan were approximately $19,000, $39,000 and $37,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

8.       EMPLOYEE STOCK OWNERSHIP PLAN

On December 1, 1999, Lan Plus established a leveraged employee stock ownership plan (ESOP) that covers all employees who complete 1,000 or more hours of service in the Plan year. To establish the plan, the ESOP borrowed $10,000,000 from Lan Plus' majority shareholder which it then used to purchase all of Lan Plus' outstanding Preferred stock (a total of 1,350,000 shares) from Lan Plus' majority shareholder at the then market price, $7.05 per share.

The Preferred Stock is convertible into common stock at an exchange rate of 1 share of Preferred to 1 share of Common, has a liquidation preference of $1.00 per share, and has certain protective provisions which allow the preferred shareholders to vote on matters that would alter the preferred shareholders rights, privileges, powers or restrictions from those currently granted to the preferred shareholders.

Lan Plus received no funds from this transaction; however, it is required to record the liability on its books as it has guaranteed the ESOP debt, in accordance with the American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" (SOP 93-6). Under SOP 93-6, the loan obligation is considered unearned employee benefit expense and, as such, Lan Plus records it as a reduction to shareholders' equity, "Unearned ESOP shares."

Lan Plus makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. As shares are released from collateral, Lan Plus reports compensation expense equal to the current market price of the shares and the released shares become outstanding for earnings-per-share (EPS) computations. Lan Plus recognized compensation expense of $550,000, $322,000, and $1,423,000 for the years ended December 31, 2001, 2000, and 1999, respectively. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest when paid. ESOP interest expense related to the ESOP note was $502,000, $762,000, and $73,000 for the years ended December 31, 2001, 2000, and
1999, respectively.

The ESOP note payable required monthly principal payments of $119,000 commencing January 1, 2000 plus interest at 8% for the first two years. In January 2001, the ESOP renegotiated its note with the Company's majority stockholder reducing the interest rate from 8% to 6% and lowering the required monthly principal payments from $119,000 to $25,000. The note's maturity date was also extended to December 2009 from January 2006. Future principal payments are due as follows:

         During the year ending December 31:                     (In thousands)
           2003                                                           300
           2004                                                           300
           2005                                                           300
           2006                                                           300
           2007                                                           300
                                                                       ------
           Due thereafter                                               6,463
                                                                       ------
           Total amounts due                                           $7,963
                                                                       ======


Preferred Shares of Lan Plus held by the ESOP are as follows at December 31(in thousands):

                                                        2001            2000
                                                        ----            ----
      Allocated shares                                    275             192
       Shares released for allocation                     189              83
       Unreleased (unearned) shares                       886           1,075
                                                       ------          ------
       Total ESOP shares                                1,350           1,350
                                                       ======          ======
       Fair value of unreleased (unearned shares)      $3,702          $2,838
                                                       ======          ======

In the event a terminated ESOP participant desires to sell his or her shares of Lan Plus' stock, or for certain employees who elect to diversify their account balances, Lan Plus may be required to purchase the shares from the participant at their fair market value. During the years ended December 31, 2001, 2000 and 1999, Lan Plus did not purchase any stock from ESOP participants. In addition, at December 31, 2001, approximately 8,000 shares of Lan Plus' stock, with an aggregate fair market value of approximately $32,000 are held by ESOP participants who will be eligible to elect their diversification privileges under the ESOP during the year ending December 31, 2002.

9.       SEGMENT INFORMATION

Statement of Financial Accounting Standards No. 131 "Disclosure about Segments of an Enterprise and Related Information" (SFAS No. 131) requires companies to report financial and descriptive information about its reportable operating segments, including segment profit or loss, certain specific revenue and expense items, and segment assets, as well as information about the revenues derived from Lan Plus' products or services, the countries in which Lan Plus earns revenues and holds assets, and major customers. SFAS No. 131 also requires companies that have a single reportable segment to disclose information about products and services, information about geographic areas, and information about major customers. SFAS No. 131 requires the use of the management approach to determine the information to be reported. The management approach is based on the way management organizes the enterprise to assess performance and make operating decisions regarding the allocation of resources. It is management's opinion that Lan Plus has only one reportable segment, and has no concentration of customers in one specific geographic area within the United States. Major customers, as defined, have been discussed in Note 1 above.


10.      COMMITMENTS

Lan Plus has entered into employment agreements with various officers for periods of one to three years. These agreements require Lan Plus to pay annual salaries of less then $125,000 and are generally terminable with three to twelve months severance pay.

11.      SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                            DECEMBER 31,
                            (In thousands)            2001      2000      1999
                                                      ----      ----      ----
Cash paid during the period ended:
         Interest                                  $  1,076  $    835  $     12
         Income Taxes                              $    178  $    679  $  1,028
Non-cash investing and financing activities:
         Recording of ESOP debt                          --        --  ($10,003)
         Recording of Unallocated ESOP shares            --        --  $ 10,003


12.      SUBSEQUENT EVENTS

On March 20, 2002, the Company closed the merger with Mcglen. At the closing of the merger, Lan Plus shareholders received a number of shares such that they now own approximately 75% of the combined entity. In addition, just prior to the close of the merger, Mcglen instituted a 10:1 reverse stock split and changed its name to Northgate Innovations, Inc. From January 1, 2002 through March 14, 2002, Lan Plus purchased merchandise on behalf of Mcglen. As such, Lan Plus recorded the liability for these purchases on their books with a corresponding entry to Advances from Mcglen. At the completion of the merger with Mcglen on March 20, 2002, total advances and purchases on Mcglen's behalf totaled approximately $2.3 million. Pursuant to the merger agreement, upon close of merger, Mcglen's accounts payable to, and advances from Lan Plus, converted to common stock eliminating the debt; the stock was then retired to Treasury and cancelled. The Company will report combined operations with Mcglen beginning with its 10-Q for the period ended March 31, 2002.

Upon closing of the merger, Andy Teng, founder, Chairman and Chief Executive Officer of Lan Plus, became the Chief Executive Officer and Chairman of the Board of the combined company. Richard Shyu, previously President and Chief Operating Officer of Lan Plus, became President of the combined company. Both were added to the Board of Directors in March 2002. Grant Trexler, Mcglen's Chief Financial Officer, became Chief Financial Officer of the combined company. Two of Mcglen's founders, Mike Chen and Alex Chen, have assumed management positions within the new company.

In December 2000, the Company signed an interim operating agreement with Mcglen whereby the two companies would share certain facilities, staff and other resources, co-market certain products, and combine other operations where beneficial to both entities. Mcglen subsequently moved its operations to Lan Plus' facility. Mcglen purchased approximately $8.9 million, $310,000 and $0 of merchandise from Lan Plus in 2001, 2000, and 1999, and had an accounts payable balance to Lan Plus of approximately $184,000 and $75,000 at December 31, 2001 and 2000. Lan Plus also advanced Mcglen approximately $844,000 as of December 31, 2001.

In connection with the signing of the definitive merger agreement Lan Plus purchased 727,273 shares of Mcglen common stock at a price of $0.6875 per share, a total of $500,000, of which $120,000 was funded through the retirement of a note receivable from Mcglen. This investment is included in marketable securities as of December 31, 2001 at a value of $73,000, its market value. The Company recognized the $427,000 difference between the market value and the cost of the securities as a loss in the fourth quarter of 2001.


                               UNAUDITED PRO FORMA COMBINED CONDENSED
                                            BALANCE SHEET
                                           (IN THOUSANDS)

                                                                DECEMBER 31, 2001
                                                                -----------------
                                                                              PRO FORMA    PRO FORMA
                                                 LAN PLUS    MCGLEN          ADJUSTMENTS   COMBINED
                                                 --------    ------          -----------   --------
ASSETS
Current Assets:
Cash and cash equivalents                        $  7,178   $     80        $         -   $  7,258
Certificate of deposits                               187          -                  -        187
Marketable securities                               1,377          -   (a)          (73)     1,304
Accounts receivable                                 9,475        155   (b)         (184)     9,446
Inventories                                         3,944        469                  -      4,413
Prepaid expenses and other current assets             182         20                  -        202
Intercompany                                          845          -   (b)         (845)         -
Deferred taxes                                        123          -   (d)           75        198
                                                  --------   --------           --------   --------
     Total current assets                          23,311        724             (1,027)    23,008
                                                  --------   --------           --------   --------

Equipment, net                                        750         25   (c)           77        852
Deferred taxes - long term                              -          -   (d)        1,325      1,325
Intangible assets, net                                  -        166   (e)        3,793      3,959
Other assets                                           30          -                  -         30
                                                  --------   --------           --------   --------
                                                  $24,091    $   915            $ 4,168    $29,174
                                                  ========   ========           ========   ========

LIABILITIES AND STOCKHOLDERS (DEFICIT) EQUITY
Current Liabilities:
Accounts payable                                 $ 10,048   $  1,030   (b)     ($   184)  $ 10,894
Securities sold, not yet purchased                    426          -                  -        426
Accrued expenses                                    1,076        344   (f)         (173)     1,247
Accrued royalties                                   4,999          -                  -      4,999
Line of credit                                          -         90                  -         90
Income taxes payable                                1,053          -                  -      1,053
Intercompany                                            -        845   (b)         (845)         -
Capital lease obligations - current portion             -        167   (g)         (167)         -
ESOP interest payable                                 278          -                  -        278
Convertible notes payable                               -        100                  -        100
Dividends payable                                     186          -                  -        186
                                                  --------   --------           --------   --------
     Total current liabilities                     18,066      2,576             (1,369)    19,273
                                                  --------   --------           --------   --------

Notes payable                                       1,300        992   (f)         (992)     1,300
Guarantee of ESOP debt                              7,963          -                  -      7,963
                                                  --------   --------           --------   --------
     Total liabilities                             27,329      3,568             (2,361)    28,536
                                                  --------   --------           --------   --------

Commitments and contingencies
Stockholders equity (deficit)
Preferred stock                                       285          -                  -        285
Common stock                                            -      1,075   (h)         (506)       569
Additional paid in capital                              -      6,755   (i)       (3,548)     3,207
Unrealized loss on marketable equity securities      (496)         -                  -       (496)
Retained earnings (deficit)                         3,748    (10,483)  (j)       10,483      3,748
                                                  --------   --------           --------   --------
                                                    3,537     (2,653)             6,429      7,313
Less: Unearned ESOP shares                         (6,775)         -   (k)          100     (6,675)
                                                  --------   --------           --------   --------
Total Stockholders (deficit) equity                (3,238)    (2,653)             6,529        638
                                                  --------   --------           --------   --------
                                                  $ 24,091   $   915            $ 4,168    $29,174
                                                  ========   ========           ========   ========

                    See condensed notes to the consolidated financial statements


                               UNAUDITED PRO FORMA COMBINED CONDENSED
                                      STATEMENTS OF OPERATIONS

                                (in thousands except per share data)

                                                                    FOR THE YEAR ENDED DECEMBER 31, 2001
                                                                    ------------------------------------
                                                                                         PRO FORMA    PRO FORMA
                                                              LAN PLUS    MCGLEN         ADJUSTMENTS   COMBINED
                                                              --------    ------         -----------   --------
NET SALES                                                     $ 73,883   $ 21,231    (l)   ($ 8,900)  $ 86,214

COST OF SALES                                                   64,372     18,936    (l)   ($ 8,900)    74,408
                                                              ---------  ---------         ---------  ---------
GROSS PROFIT                                                     9,511      2,295                 -     11,806

OPERATING EXPENSES                                               7,773      4,006                 -     11,779
                                                              ---------  ---------         ---------  ---------
INCOME (LOSS) FROM OPERATIONS                                    1,738     (1,711)                -         27

OTHER INCOME (EXPENSE):

INTEREST EXPENSE                                                  (647)      (235)              (99)      (783)

INTEREST INCOME                                                    205          -                 -        205

OTHER INCOME                                                       659          -                 -        659
                                                              ---------  ---------         ---------  ---------
                  TOTAL INCOME (EXPENSE)                           217       (235)               99         81
                                                              ---------  ---------         ---------  ---------
INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEM         1,955     (1,946)                -        108

PROVISION FOR INCOME TAXES                                         467          1    (m)       (467)         1
                                                              ---------  ---------         ---------  ---------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                          1,488     (1,947)              566        107

EXTRAORDINARY ITEM, GAIN FROM RETIREMENT OF DEBT, NET OF TAX
OF $0                                                                -        639                          639
                                                              ---------  ---------                    ---------
NET INCOME (LOSS)                                             $  1,488   ($ 1,308)         $    566   $    746
                                                              =========  =========         =========  =========
BASIC INCOME (LOSS) PER SHARE BEFORE EXTRAORDINARY ITEM       $   0.47   ($  0.55)                    $   0.01
                                                              =========  =========                    =========
DILUTED INCOME (LOSS) PER SHARE BEFORE EXTRAORDINARY ITEM     $   0.42   ($  0.55)                    $   0.01
                                                              =========  =========                    =========
BASIC INCOME (LOSS) PER SHARE                                 $   0.47   ($  0.37)                    $   0.04
                                                              =========  =========                    =========
DILUTED INCOME (LOSS) PER SHARE                               $   0.42   ($  0.37)                    $   0.04
                                                              =========  =========                    =========
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
         BASIC                                                   3,150      3,551                       18,961
                                                              =========  =========                    =========
         DILUTED                                                 3,520      3,551    (n)                19,331
                                                              =========  =========                    =========

                    See condensed notes to the consolidated financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(a) Investment in Mcglen common stock by Lan Plus eliminated upon close of merger and recorded as debit to additional paid in capital.

(b) The Due from Mcglen/Due to Lan Plus and $184,000 accounts payable to Lan Plus/receivable from Mcglen are eliminated upon merger.

(c) The increase in equipment is a result of adjusting the value of Mcglen's equipment to its fair market value at March 14, 2002.

(d) The increase in the deferred tax asset and the decrease in the deferred tax liability is a result of the recognition of Mcglen net operating loss (NOL) carryforwards, subject to certain limitations, and book/tax timing differences, multiplied by the expected tax rate of 40%. The current portion of the deferred tax asset is the amount of NOL carryforwards that are expected to be utilized in 2002 multiplied by the expected tax rate of 40%.

(e) Intangibles represent the excess of the purchase price of Mcglen over the fair value of the tangible assets acquired. It is calculated as the net difference between the pro-forma asset adjustments and the pro-forma liability and stockholders' equity adjustments. The Company has not yet determined if any specifically identifiable intangibles should be recorded related to this purchase in accordance with Statement of Financial Accounting Standards No. 141. Any unidentified intangible balance will be reflected as non-amortizable goodwill in accordance with Statement of Financial Accounting Standards No. 142.

(f) The accrued expenses and notes payable adjustments result from the conversion of $992,000 of Mcglen convertible debt and $173,000 of related accrued interest on the debt into common stock upon close of merger.

(g) The adjustment to capital lease obligations is a result of the settlement of the leases in March 2002.

(h) The common stock pro forma adjustment at December 31, 2001 is calculated as the difference between the par value of the 18,961,000 common shares outstanding after the transaction and reverse stock split, multiplied by the $0.03 par value, ($569,000) less par value of Mcglen's common stock ($1,075,000) per its December 31, 2001 audited financial statements.

(i) The additional paid-in capital adjustment is calculated as the amount that needs to be recorded so that ending equity of the combined companies (before unearned ESOP shares) is $7,313,000. The $7,313,000 is calculated as follows:


         Stockholders' equity of Lan Plus at December 31, 2001:                 $3,537,000

         Purchase accounting adjustments:

         Value of shares paid for Mcglen (4,883,900 shares at $0.788 per share)  3,849,000
         LP's investment in Mcglen stock prior to merger written off               (73,000)
                                                                                -----------
         Pro Forma Stockholders' Equity                                         $7,313,000
                                                                                ===========

(j) The retained earnings (deficit) entry is the elimination of Mcglen's accumulated deficit as of December 31, 2001 as a result of reverse merger accounting where Lan Plus' retained earnings will be shown on a prospective basis.

(k) The adjustment to Unearned ESOP shares results from an adjustment due to the difference between the cost of ESOP shares released for allocation and the average market price for shares released in 2001.

(l) Represents sales between Lan Plus and Mcglen for the year ended December 31, 2001. All sales were at cost.

(m)      In connection with the conversion of $992,000 of debt, as discussed in
         (f) above, interest expense on the convertible debt would not have been recorded by Mcglen on pro forma basis in 2001 as the income statement would reflect the merger as of January 1, 2001.

(n) Income tax expense is reversed as a result of Mcglen's losses offsetting Lan Plus' income before income taxes.

(o) Basic pro forma combined shares outstanding is equal to the 18,961,200 shares outstanding after the reverse merger. Diluted pro forma combined shares outstanding adds the additional weighted average allocated common shares from Lan Plus' ESOP, 370,000, to the Basic share computation.

                               INDEX OF EXHIBITS



         Exhibit No.               Description
         -----------               -----------
            23.1         Consent of Singer Lewak Greenbaum & Goldstein LLP